    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999
                                                        REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            MSC.SOFTWARE CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                        95-2239450
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                             815 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 LOUIS A. GRECO
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                            MSC.SOFTWARE CORPORATION
                             815 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                WITH COPIES TO:
                            D. STEPHEN ANTION, ESQ.
                             O'MELVENY & MYERS LLP
                            1999 AVENUE OF THE STARS
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6700
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                                   DETERMINED
             BY THE SELLING HOLDERS IN LIGHT OF MARKET CONDITIONS.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED             PROPOSED
        TITLE OF EACH CLASS OF             AMOUNT TO BE       MAXIMUM OFFERING          MAXIMUM             AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER UNIT(1)   AGGREGATE OFFERING    REGISTRATION FEE
Warrants to Purchase Shares of Common
  Stock...............................       1,400,000             $10.00             $14,000,000            $3,892
Common Stock $.01 Par Value (2)(3)....       1,400,000               $--                  $--                  $--

(1) Calculated on the basis of the exercise price of warrants pursuant to Rule 457(g).

(2) Pursuant to Rule 457(g), no separate registration fee is being paid to register these securities.

(3) Such number represents the number of shares of common stock of the Registrant as may be initially issuable upon exercise of the warrants. There are also being registered hereunder an additional indeterminate number of shares of common stock of the Registrant as may become issuable upon exercise of the warrants by reason of adjustment to the number of shares purchasable upon exercise of the warrants made pursuant to the Warrant Agreement dated as of June 18, 1999 between the Registrant and ChaseMellon Shareholder Services, L.L.C., as warrant agent. The common stock includes rights ("Rights") issuable pursuant to the Rights Agreement dated as of October 5, 1998 between the Registrant and ChaseMellon Shareholder Services, L.L.C., as right agent. One Right will be issued with respect to each share of common stock of the Registrant issued upon exercise of the warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus               Subject to Completion, Dated October 18, 1999

[LOGO]

                            MSC.SOFTWARE CORPORATION

                              WARRANTS TO PURCHASE
                        1,400,000 SHARES OF COMMON STOCK

                           OFFERED BY SELLING HOLDERS
     ----------------------------------------------------------------------

THE COMPANY:

    - We engage in computer-aided engineering, including the development and marketing of software for use principally by engineers and designers in industry, research laboratories and universities.

    - MSC.Software Corporation
      815 Colorado Boulevard
      Los Angeles, California 90041
      (323) 258-9111

    - Our common stock is currently listed on the New York Stock Exchange under the symbol "MNS."

THE OFFERING:

    - The warrants to purchase 1,400,000 shares of common stock are being offered by selling holders (the "Selling Holders"). We will not receive any proceeds from the sale of the warrants by the Selling Holders, but will receive proceeds if the warrants are exercised. See "Selling Holders."

WARRANTS:

    - Exercise Price: $10.00 per share, subject to adjustment as described in this prospectus.

    - Expiration Date: June 18, 2004

    - Adjustments: The number of shares purchasable upon exercise of the warrants and the exercise price per share are subject to adjustment from time to time as set forth in the warrant agreement and described in this prospectus.

    - In addition to cash, notes of two series issued by us under an Indenture dated as of June 17, 1999 with Chase Manhattan Bank & Trust Company, National Association, as trustee, may be tendered to us by the holder of a warrant in payment of the exercise price (the notes will be valued at par for this purpose).

--------------------------------------------------------------------------------

    The warrants offered by this prospectus may be sold directly by the Selling Holders, or through one or more agents, underwriters or dealers. If any agents, underwriters or dealers are used to sell the warrants, their names, any applicable commission or discounts and the nature of any underwriting arrangements will be set forth in supplements to this prospectus.
                            ------------------------

    INVESTING IN THE WARRANTS INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
       ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 19, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      2
Where You Can Find More Information.........................      2
Prospectus Summary..........................................      4
Risk Factors................................................      6
Use Of Proceeds.............................................      9
Description of Warrants.....................................     10
Description of Common Stock.................................     13
Material Federal Income Tax Consequences....................     13
Plan of Distribution........................................     16
Selling Holders.............................................     17
Legal Matters...............................................     17
Experts.....................................................     17

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement on Form S-3 using a "shelf" registration process. Under this shelf process, the warrants described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the warrants. Each time warrants are sold, a prospectus supplement containing specific information about the terms of the offering will be provided. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described under the heading "Where You Can Find More Information."

    As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained or incorporated by reference in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. Copies of such material can also be obtained from the SEC's Internet web site at http://www.sec.gov. Our common stock and outstanding debentures are listed for trading on the New York Stock Exchange, and copies of reports, proxy statements and other information about us can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede some or all of this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

    - Our Transition Report on Form 10-K for the fiscal year ended December 31, 1998;

    - Our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999;

    - Our Current Report on Form 8-K, event date June 18, 1999, as amended;

    - The description of common stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on May 22, 1996; and

    - The description of the Rights issuable with respect to each share of common stock issued upon conversion of the debentures contained in Item 1 of our Registration Statement of Form 8-A filed with the SEC on October 13, 1998.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated in this prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to MSC.Software Corporation, 815 Colorado Boulevard, Los Angeles, California 90041 (telephone: (323) 258-9111). You can find additional information by visiting our website at http://www.mscsoftware.com.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE WARRANTS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

THE COMPANY

    We develop, market and sell computer-aided engineering software and provide related consulting services, principally for engineers and designers in industry, research laboratories and universities. Our principal executive office is at 815 Colorado Boulevard, Los Angeles, California 90041, and our telephone number is (323) 258-9111. We are a Delaware corporation.

THE SELLING HOLDERS

    The Selling Holders are Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation. The Selling Holders received their warrants from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999.

THE OFFERING

Warrants.....................................  To purchase 1,400,000 shares of common stock.

Expiration Date..............................  June 18, 2004.

Use of Proceeds..............................  We will not receive any proceeds from the sale of the warrants by the Selling Holders,
                                               but will receive proceeds upon any exercise
                                               of the warrants.

Federal Income Tax Consequences..............  The sale of a warrant by a U.S. holder generally will result in the recognition of
                                               gain or loss to the seller. As a general
                                               rule, however, no gain or loss will be
                                               recognized by a warrant holder upon the
                                               exercise of a warrant and the purchase of
                                               shares of common stock for cash. See
                                               "Material Federal Income Tax Consequences."

Risk Factors.................................  Your investment in the warrants involves a very high degree of risk. Therefore, you
                                               should carefully consider the matters set
                                               forth under "Risk Factors" which begins on
                                               page 6.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements, including statements concerning our future results, operating profits and earnings, that are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to:

    - The timely development and market acceptance of new versions of our software products;

    - Our dependence on certain industries;

    - The successful integration of our recent acquisitions of Knowledge Revolution, MARC Analysis Research Corporation ("MARC") and Universal Analytics, Inc.;

    - Timely development of computer-aided engineering technologies which, among other things, must accommodate industry trends such as increasing computing power and increased usage of workstations;

    - Fluctuations of the U.S. dollar versus foreign currencies;

    - Economic conditions in Asia-Pacific, Europe and the U.S.;

    - Our ability to reduce costs without adversely impacting revenues;

    - Successful involvement of international and domestic business partners in creating mechanical engineering solutions;

    - Our adoption of some anti-takeover provisions;

    - Our ability to attract, motivate and retain salespeople, programmers and other key personnel;

    - The allocation of the purchase price for the MARC acquisition is based on a preliminary valuation, which is subject to change, although management does not believe the final valuation will be materially different;

    - Continued demand for our products, including MSC.NASTRAN, MSC.PATRAN, MSC.DYTRAN, MSC.MVISION, MSC.NASTRAN for Windows, MSC.InCheck, MSC.Working Model, and MARC's products; and

    - Year 2000 issues.

    Our risks are more specifically described in "Risk Factors" and in our Transition Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN THE WARRANTS.

HISTORICAL RESULTS OF OUR OPERATIONS AND FINANCIAL POSITION ARE NOT NECESSARILY INDICATIVE OF FUTURE FINANCIAL PERFORMANCE.

    We derive most of our revenue from selling software products and services to high end users of the product design markets. Our revenue growth and our ability to match spending levels with revenue growth rates will directly impact our future operating results. Historically, a significant portion of our revenue has been generated from shipments in the last month of a quarter. In addition, higher volumes of orders have been experienced in the month of January. The concentration of orders makes projections of quarterly financial results difficult. In addition, over 50% of our revenues are derived from international markets and are denominated in foreign currencies. As a result, our financial results and cash flow could be impacted by weakened general economic conditions in various parts of the world, differing technological advances or preferences, volatile foreign exchange rates, and government trade restrictions in any country in which we do business.

RISK ASSOCIATED WITH EXPENSE MANAGEMENT.

    We plan our operating expense levels, in part, on expected revenue levels. Our expense levels, however, are generally committed in advance and, in the near term, we are able to change only a relatively small portion of our expenses. As a result, our ability to convert operating outlays into expected revenue growth at profitable margins will impact our future operating results. If our future revenues are less than expected, our net income may be disproportionately affected since expenses are relatively fixed.

RISKS OF COMPETITION.

    The computer-aided engineering software industry is highly competitive. The entire industry may experience pricing and margin pressure which could adversely affect our operating results, cash flow and financial position. Our success depends on our ability to continue to develop, enhance and market new products to meet our customers' sophisticated needs within competitive pricing structures and in a timely manner. Shortened product development cycles may impact product quality, performance, reliability, ease of use, functionality, breadth and integration. Our success also depends, in part, on our ability to (1) attract and retain technical and other key employees who are in great demand,
(2) protect the intellectual property rights of our products, and (3) continue key relationships with product development partners.

    Some of our current and possible future competitors have greater financial, technical, marketing and other resources than we do, and some have well-established relationships with our current and potential customers. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THESE WARRANTS.

    There is no established trading market for the warrants, and we cannot assure you that a market for the warrants will develop in the future. If such a market were to develop, the warrants could trade at prices that are higher or lower than the initial offering price depending on many factors, including the number of holders of the warrants, the overall market for similar securities, our financial performance and prospects, and prospects for companies in our industry generally. In addition, we do not intend to apply (and are not obligated to apply) for listing of the warrants on any securities exchange or any automated quotation system.

OUR STOCK PRICE MAY NOT EXCEED THE EXERCISE PRICE OF THE WARRANTS.

    The warrants have an exercise price of $10.00 per share, subject to adjustment. As of October 11, 1999, the closing price for our common stock on the New York Stock Exchange was $6.50 per share. Thus, our common stock is trading at a substantial discount to the exercise price of the warrants.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We are highly leveraged (which means that the amount of our outstanding debt will be large compared to the net book value of our assets) and we will have substantial repayment obligations and interest expense. As of June 30, 1999, we had:

    - Total consolidated debt of $70.0 million; and

    - Shareholders' equity of $16.4 million.

    Based upon our current level of operations, we believe that our cash flow from operations and amounts we are able to borrow under our credit facilities will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, discretionary investments, interest payments and scheduled principal payments. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, financial, competitive, regulatory, and other factors beyond our control. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt, obtain additional equity capital, or reduce capital expenditures or research and development expenses. We cannot be sure that we would be able to do so or do so without incurring additional expense.

    Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following:

    - We may not be able to obtain additional debt financing for future working capital, capital expenditures, research and development costs and other general corporate purposes;

    - We could be less able to take advantage of significant business opportunities, such as acquisition opportunities or research and development efforts, and react to changes in market or industry conditions;

    - We will be more vulnerable to general adverse economic and industry conditions; and

    - We will be disadvantaged compared to competitors with less leverage.

RISKS RELATED TO STOCK MARKET VOLATILITY.

    The trading price of our stock, like other software and technology stocks, is subject to significant volatility. If our revenues or earnings fail to meet securities analysts' expectations, there could be an immediate and significant adverse impact on the trading price of our stock and, as a result, the warrants. In addition, broader market factors unrelated to our performance may affect our stock price.

RISKS RELATED TO DEPENDENCE ON CORE PRODUCTS.

    We currently earn a significant portion of our revenues from sales and maintenance of a core group of analysis and design software derived primarily from our MSC.NASTRAN and MSC.PATRAN products. As a result, any factor adversely affecting sales of these core products could have a material adverse effect on our business. Our future performance will depend upon successful development, introduction and customer acceptance of new products or enhanced versions of our existing products. We can give no assurance that we will continue to be successful in marketing our current products or any new or enhanced products that we may develop in the future. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on our business, financial condition, results of operations and cash flow.

RISKS RELATED TO DEPENDENCE ON CERTAIN INDUSTRIES.

    We primarily market our products to aerospace, automotive and other industrial customers. For the year ended December 31, 1998, aerospace clients accounted for 39% and automotive clients accounted for 24% of our revenues, respectively. Changes in capital spending by, and cyclical trends affecting, these customers may adversely affect our offerings to these industries. In addition, these types of customers tend to adhere to a technology choice for long periods (i.e., an entire development cycle). As a result, a lost opportunity with a given customer may not again become a new opportunity for several years.

RISKS RELATED TO INTERNATIONAL ACTIVITIES.

    Revenues from foreign export sales represented approximately 57% of our gross revenue in 1998. Risks inherent in our international business activities include the following:

    - imposition of government controls;

    - foreign exchange fluctuations, as many of our agreements originating with our German and Japanese subsidiaries are stated in foreign currencies;

    - export license requirements;

    - restrictions on the export of critical technology or other trade restrictions;

    - foreign political and economic instability;

    - ineffective copyright and trade secret protection under foreign law;

    - changes in regulatory practices, tariffs and taxes;

    - difficulties in staffing and managing international operations;

    - longer accounts receivable payment cycles; and

    - burdens of complying with a wide variety of foreign laws and regulations.

    Unfavorable economic and political conditions in the Asian markets have recently impacted our international results. The decrease in reported revenues from our Asia-Pacific region is due primarily to the economic turmoil the region experienced during the past year. 16% of our total revenue for 1998 is directly related to the Japanese market, while 6% is from the Asia-Pacific region outside of Japan. In light of the continued economic turmoil in the region, we remain cautious about our Asia-Pacific prospects. We can give no assurance that the economic crisis and currency issues currently being experienced in the Asian markets will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

RISKS RELATED TO CERTAIN ANTI-TAKEOVER PROVISIONS.

    Certain provisions of our Certificate of Incorporation and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

    - division of our board of directors into three classes, with each class serving a staggered three-year term;

    - vesting of exclusive authority in the board, the Chairman of the Board and the president (except as otherwise required by law) to call special meetings of stockholders;

    - elimination of stockholder voting by consent;

    - removal of directors for cause only;

    - ability of the board to authorize the issuance of preferred stock in series;

    - vesting of exclusive authority in the board to determine the size of the board (subject to certain limited exceptions) and to fill vacancies thereon; and

    - advance notice requirements for stockholder proposals and nominations for election to the board.

    In addition to the above provisions, we have recently adopted a new stockholder rights plan. The plan entitles our stockholders, if an entity acquires more than 20% of our stock or in the event of a squeeze-out merger,(1) to purchase either our common stock or the common stock of the merged entity at one-half of the stock's market value. Until ten days after the announcement of the acquisition of a 20% interest, we may redeem the rights for a nominal amount.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the warrants by the Selling Holders. We will, however, receive proceeds from any exercise of the warrants.

------------------------

(1) A "squeeze-out" merger is a merger transaction in which a minority inteest in a corporation is intentionally eliminated or reduced. This is often accomplished by setting up the merger transaction to provide the holders of minority interests with effectively no choice but to accept cash (as opposed to interests in the continuing entity) in exchange for their shares.

                            DESCRIPTION OF WARRANTS

    The warrants were issued pursuant to a warrant agreement dated as of June 18, 1999, between us and ChaseMellon Shareholder Services, L.L.C. as warrant agent (as successor to MSC.Software Corporation, the initial warrant agent). This prospectus briefly outlines the material provisions of the warrant agreement. The warrant agreement has been incorporated by reference as an exhibit to the registration statement. Although this prospectus and the applicable prospectus supplement provide all the information that we believe is material with respect to the warrants, you should read the warrant agreement for provisions that may be important to you. In the summary below, we have included references to section numbers of the warrant agreement (italicized) so that you can easily locate these provisions.

GENERAL

    We issued warrants to purchase 1,400,000 shares of our common stock for an exercise price of $10.00 per share. Subject to the terms of the warrant agreement, each holder will have the right until 5:00 p.m. Los Angeles time on June 18, 2004, to purchase from us the number of fully paid and nonassessable shares of our common stock which the holder may at the time be entitled to purchase on exercise of the warrants. The Selling Holders hold all of the warrants offered by this prospectus and accompanying prospectus supplements.

    We have reserved, and will keep reserved out of our authorized common stock, a number of shares of common stock sufficient to provide for the exercise of the outstanding warrants. (SECTION 9.1).

    The warrant certificates are and will be numbered and registered in a warrant register maintained by the warrant agent. The registered holders of warrants will be treated as the owner thereof for all purposes. (SECTION 2.3). The warrants are transferable at the offices of the warrant agent, without charge. Upon any registration of transfer, the warrant agent shall countersign and deliver a new warrant certificate to the person entitled thereto.
(SECTION 3.1). Warrant certificates may be exchanged for another certificate or certificates upon written request to the warrant agent. (SECTION 3.2).

    We will pay any documentary stamp taxes attributable to the issuance of any warrant certificates or certificates for shares issuable upon exercise of the warrants; but the holder will pay any taxes that may be payable in respect of any transfer involved in the issue or delivery of any warrant certificates or certificates for shares unless that holder has paid us the amount of the tax or has established to our satisfaction that the tax has been paid. (SECTION 8).

    We will not merge or consolidate with or into any other corporation unless the corporation resulting from the merger or consolidation will expressly assume, by supplemental agreement satisfactory in form to the warrant agent, every covenant and condition of the warrant agreement. (SECTION 23).

EXERCISE OF WARRANTS

    Each warrant certificate entitles its holder to purchase the number of common shares indicated on the certificate at the exercise price of $10.00 per share, subject to any adjustments made pursuant to the warrant agreement. (SECTION 10). See "--Adjustments." After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised by the surrender of the certificate(s) evidencing the warrants, together with the form of election to purchase on the reverse of the warrant certificate to the warrant agent's office and payment to the warrant agent of the aggregate exercise price required to purchase the underlying common stock. Upon surrender of the certificate(s) and payment of the exercise price, we will issue to holder, in the name or names the holder designates, certificates for the number of shares purchased upon the exercise of these warrants. Shares will be deemed to have been issued and any person designated as a holder shall be deemed to have become a holder of record of the shares on the date the warrants were surrendered and the exercise price was paid; provided, however, that if the warrants are surrendered, and the exercise price is paid on a Saturday, Sunday or other day when banking institutions in the City of Los Angeles are authorized or obligated by law to close, the shares will be issued on the next day our common stock transfer books are open. (SECTION 6.2).

    Payment of the exercise price must be made by

    - certified or cashier's check;

    - by presentment of any of the notes described below; or

    - by any combination thereof.

    Holders may present, as payment of the aggregate exercise price, any note from those series of notes we issued pursuant to the indenture dated as of June 17, 1999 between us and Chase Manhattan Bank & Trust Company N.A., as trustee, designated as 8% subordinated promissory notes due 2001 and 8% subordinated promissory notes due 2009. Holders surrendering these notes in payment of the exercise price will be fully credited for the unpaid principal value and accrued but unpaid interest on the notes toward the exercise price of the warrants, or portion thereof, as the case may be. (SECTION 6.3).

MODIFICATIONS OF THE WARRANTS

    The warrant agreement and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or to correct or supplement any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not adversely affect the interests of the holders of the warrants.

    We and the warrant agent may also modify the warrant agreement and the terms of the warrants with the consent of the holders of at least a majority in number of the unexercised warrants then outstanding affected thereby; provided that no such modification or amendment that changes the terms upon which the warrants are exercisable, reduces the percentage required for consent to modification of the warrant agreement, accelerates the expiration date, or increases the exercise price may be made without the consent of each holder affected thereby. The warrant agent may, but is not required to, entered into a supplement or amendment that affects the warrant agent's duties, obligations or immunities under the warrant agreement. (SECTION 21).

ADJUSTMENTS

    Adjustments to the number of warrant shares purchasable upon exercise of each warrant will be made if we do any of the following:

    - pay a dividend or make a distribution on our common stock which is paid or made in common stock or other shares of our capital stock, or in rights or warrants to purchase common stock or other shares of our capital stock if such rights or warrants are not exercisable or separable from the common stock except upon the occurrence of a contingency;

    - subdivide our outstanding common stock into a greater number of shares of common stock;

    - combine our outstanding shares into a smaller number of shares of common stock; or

    - issue other securities by reclassification of our common stock.

    If any of these events occur, the number of warrant shares purchasable upon exercise of each warrant will be adjusted so that the holder of each warrant will be entitled to receive upon exercise of the warrant the kind and number of our shares that he, she or it would have owned or been entitled to receive after the happening of any of the events described above had the warrant been exercised immediately prior to the happening of that event. (SECTION 11.1).

    If we make a distribution to all holders of common stock (other than a cash dividend or distribution made on a quarterly or other periodic basis), then the exercise price will be adjusted to a price determined by multiplying the exercise price in effect immediately prior to the distribution by a fraction, of which the numerator will be the then current Market Price per share of common stock on the record date for determination of shareholders entitled to receive the distribution, less the then fair value of the portion of the assets or evidences of indebtedness so distributed or of the subscription rights or warrants which are applicable of one share of common stock, and of which the denominator will be the Market Price per share of Common Stock. The Market Price is defined as the average of the daily closing price per share for our common stock on the New York Stock Exchange for the 15 consecutive trading days commencing 30 trading days before the date in question. (SECTION 11.1).

    After an adjustment of the exercise price as described above, each warrant outstanding immediately prior to the making of the adjustment will evidence the right to purchase, at the adjusted exercise price, the number of shares obtained by multiplying the number of shares covered by the warrant immediately prior to the adjustment of the exercise price by the exercise price in effect immediately prior to such adjustment of the exercise price and dividing the product by the exercise price in effect immediately after the adjustment of the exercise price. (SECTION 11.1).

    No adjustment to the number of shares purchasable upon the exercise of each warrant or the exercise price is required to be made unless the adjustment would require an increase or decrease of at least 1% in the number of warrant shares purchasable upon the exercise of each warrant, or the exercise price. However, any adjustments which are not required to be made will be carried forward and taken into account in any subsequent adjustments. We many, at our option, reduce the then current exercise price, or increase the number of common shares purchasable upon exercise of each warrant, to any amount deemed appropriate by our Board of Directors. (SECTION 11.1).

    If we consolidate or merge with or into any other corporation (other than a consolidation or merger where we are the surviving corporation and each share of common stock outstanding immediately prior to the consolidation or merger remains outstanding immediately after such consolidation or merger and no cash, securities or other property is distributed with respect to the shares), or sell or transfer all or substantially all of our assets to any person or entity, we, or our successor will execute an agreement with the warrant agent providing that each holder of a warrant will have the right upon payment of the exercise price in effect immediately prior to the event, to purchase the kind and amount of shares and other securities, cash and other property that he, she or it would have owned or have been entitled to receive after the happening of the consolidation, merger or sale, had the warrant been exercised immediately prior to the event. (SECTION 11.3).

NO RIGHTS AS STOCKHOLDERS

    Holders of the warrants are not entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as shareholders of MSC.Software Corporation. (SECTION 12).

THE WARRANT AGENT

    ChaseMellon Shareholder Services, L.L.C., is the warrant agent under the warrant agreement. The warrant agent and any stockholder, director, officer or employee of the warrant agent may buy, sell or deal in any of the warrants or our other securities or become pecuniarily interested in any transaction in which we may be interested, or contract with or lend money to us or otherwise act as fully and freely as though it were not warrant agent under this agreement. (SECTION 17.8)

    The warrant agent may resign and be discharged from its duties by giving us 60 days' notice in writing. The warrant agent may be removed by like notice from us. If the warrant agent resigns, is removed, or otherwise becomes incapable of acting, we will appoint a successor warrant agent. Any successor warrant agent shall be an entity in good standing, organized and doing business under the laws of the United States or any state thereof and have a combined capital and surplus of at least $50,000,000, or be an affiliate of such an entity.
(SECTION 18).

                          DESCRIPTION OF COMMON STOCK

    If you choose to exercise the warrants, you will receive shares of our common stock. This prospectus briefly describes the common stock issuable upon exercise of the warrants.

    Holders of common stock are entitled to receive, subject to the rights of any preferred stock issued and then outstanding, dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of common stock have no preemptive right to purchase additional shares. Holders of common stock are entitled to share on a pro rata basis, subject to the rights of any preferred stock then outstanding, in the assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

    Holders of common stock are entitled to one vote per share for all matters voted upon by stockholders, including the election of members of the Board of Directors. Holders of common stock do not have cumulative voting rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. All authorized, unissued shares of common stock are issuable by the Board of Directors without stockholder approval, including issuance to acquire another business.

    Our Board of Directors presently consists of three classes elected for staggered three-year terms.

    Our Certificate of Incorporation also authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share, and authorizes the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of such authorized shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, without further vote or action by the stockholders. Although the Board of Directors has no present intention of doing so, issuance of the authorized preferred stock within terms giving it substantial power, conversion or other rights could have the effect of (i) delaying, deferring or preventing a change in control of the Company or (ii) otherwise affecting the rights of holders of the common stock.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS, AND DOES NOT PURPORT TO ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO A HOLDER OF THE WARRANTS. THE DISCUSSION IS BASED ON THE LAW AS IT CURRENTLY EXISTS IN THE INTERNAL REVENUE CODE OF 1986, CURRENTLY APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, AND POSSIBLY RETROACTIVELY. THE PARTIES DO NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE ON ANY OF THE ISSUES DISCUSSED BELOW, AND NO ASSURANCE CAN BE MADE THAT THE INTERNAL REVENUE SERVICE WILL NOT TAKE A CONTRARY VIEW. IN ADDITION, THE DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO HOLDERS OF THE WARRANTS IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, SUCH AS INSURANCE COMPANIES, BANKS, INVESTORS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, TAX-EXEMPT ORGANIZATIONS, OR INVESTORS HOLDING THE WARRANTS AS OTHER THAN CAPITAL ASSETS. WE WILL DISCUSS ANY FURTHER MATERIAL TAX CONSEQUENCES IN A RELATED PROSPECTUS SUPPLEMENT.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

UNITED STATES TAXATION OF DOMESTIC HOLDERS OF WARRANTS

    SALE OF WARRANTS. The sale of a warrant, other than a sale to us, will result in the recognition of gain or loss to the seller in an amount equal to the difference between the amount realized and the seller's adjusted basis in the warrant. If the seller is not a dealer in the warrants, and the shares of common stock issuable upon exercise of the warrant are or would be a capital asset to the seller if acquired by the seller, gain or loss upon the sale of the warrant will be long-term or short-term capital gain or loss, depending upon whether the warrant has been held for more than one year.

    If the repurchase of a warrant by us is treated as a "sale or exchange" of a capital asset, any gain or loss recognized by the selling warrant holder on the transaction will be capital gain or loss. However, it is unclear whether such a repurchase would be so treated. If the repurchase is not treated as a sale or exchange, the selling warrant holder will recognize ordinary income or loss upon the repurchase.

    EFFECT ON HOLDERS OF EXERCISE OF WARRANTS BY PAYMENT OF CASH. As a general rule, no gain or loss will be recognized by a warrant holder upon the exercise of a warrant and the purchase of shares of common stock for cash. The adjusted basis of the shares of common stock thus purchased will be equal to the sum of the holder's adjusted basis in the exercised warrant and the exercise price of the warrant, but the holding period of the shares will not include the holding period of the warrant exercised.

    EFFECT ON HOLDERS OF EXERCISE OF WARRANTS BY EXCHANGE OF NOTES. The federal income tax treatment of the use of notes to pay all or part of the exercise price of the warrants is unclear. Most likely, the use of notes in such manner would be treated as a taxable exchange of the notes. In this event, the exercising holder would recognize gain or loss on the exchange in an amount equal to the difference between the amount realized and the holder's adjusted basis in the notes surrendered. Although unclear, it appears that the value of the consideration received for purposes of computing the gain or loss should be the exercise price of the warrants. However, there is some possibility that the Internal Revenue Service may assert that the consideration received is either the fair market value of the shares of common stock received on the date of the exchange, the fair market value of the notes on the date of the exchange, or some other amount. The shares of common stock received upon exercise of the warrants would have a basis equal to the sum of the basis of the notes exchanged, the gain recognized on the exchange, the basis of the warrants exercised and any cash paid at the time of exercise, reduced by any loss recognized on the exchange. The holding period of the shares of common stock received would not include the holding period of the notes or the warrants.

    Alternatively, it is possible that the use of notes to pay all or part of the exercise price of the warrants may be treated as the nontaxable exercise of rights similar to conversion rights under convertible debt obligations. In addition, in the case of the notes maturing in 2009, the exchange might be treated as a nontaxable exchange of a "security" for stock. Under either characterization, no gain or loss would be recognized by a holder of notes upon the exchange. The basis of the shares of common stock received in the exchange would equal the sum of the bases of the notes and the warrants surrendered, and if the notes constituted a capital asset in the hands of the exercising holder, the holding period for the shares of common stock received would include the period during which the surrendered notes were held.

    It appears that a holder will be required to recognize ordinary interest income to the extent accrued but unpaid interest is applied to the exercise price of a warrant. The amount so recognized will be added to the basis of the stock received upon such exercise.

    A holder may recognize gain or loss to the extent the holder receives cash in lieu of fractional shares of common stock, even if the exchange is otherwise treated as a nontaxable exchange. If a holder exercises a warrant in part by payment of cash and in part by the exchange of notes, the transaction should be divided into two parts with each part separately treated as described above.

PROSPECTIVE INVESTORS CONTEMPLATING AN EXCHANGE OF NOTES IN CONNECTION WITH THE EXERCISE OF WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

    CONSTRUCTIVE DIVIDEND. The anti-dilution section in the warrant agreement provides that the number of shares purchasable on exercise of a warrant may be adjusted in the event we distribute our own obligations or certain property (other than cash) to the holders of our common stock. We do not now contemplate making such a distribution. However, should we make a distribution requiring such an adjustment, holders of the warrants may be deemed to have received a constructive distribution which may be taxable as a dividend.

UNITED STATES TAXATION OF FOREIGN HOLDERS OF WARRANTS

    SALE OF WARRANTS. Subject to the discussion below concerning information reporting and backup withholding, a holder of a warrant who is not a United States Person will not be subject to United States federal income tax on any gain realized on the sale of a warrant unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States, or (2) in the case of gain realized by an individual holder of a warrant, the holder is present in the United States for 183 days or more in the year of the sale, and certain other conditions are met.

    EFFECT ON FOREIGN HOLDERS OF EXERCISE OF WARRANTS BY PAYMENT OF CASH. As a general rule, no gain or loss will be recognized by a warrant holder who is not a United States Person upon the exercise of a warrant and the purchase of shares of common stock for cash.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of warrants by a non-corporate holder through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise established an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, unless the broker has documentary evidence that the holder is a non-U.S. holder, U.S. information reporting requirements, but not backup withholding, will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either:

    - a United States Person;

    - a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

    - a controlled foreign corporation for U.S. federal income tax purposes; or

    - in the case of payments made after December 31, 2000, a foreign partnership with connections to the United States, unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

    As used in this section, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and "United States Person" means any citizen or resident of the United States, a corporation, partnership or other entity organized in or under the laws of the United States or any State, any estate the income of which is subject to United States federal income taxation regardless of its source, and any trust with respect to which
(1) a United States court is able to exercise primary supervision over its administration, and (2) one or more United States Persons have the authority to control all substantial decisions of the trust.

                              PLAN OF DISTRIBUTION

    We are registering the warrants to purchase 1,400,000 shares of common stock on behalf of the Selling Holders. As used in this prospectus, "Selling Holders" includes donees, pledgees, transferees or other successors-in-interest selling warrants received from a Selling Holder as a gift, pledge, partnership distribution or other non-sale related transfer. We will bear all costs, expenses and fees in connection with the registration of these warrants. The Selling Holders will pay any brokerage commissions and similar selling expenses attributable to the sale of these warrants. Sales of warrants may be effected by Selling Holders from time to time in one or more types of transactions in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the warrants, through short sales, or a combination of these methods, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their warrants, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of warrants by the Selling Holders. We are required to register the warrants offered by the Selling Holders under the terms of the registration rights agreement dated June 18, 1999 between us and the Selling Holders. The registration of the warrants offered by the Selling Holders does not necessarily mean that the Selling Holders will offer or sell any of these warrants.

    The Selling Holders may effect these transactions by selling warrants directly to purchasers or to or through broker-dealers, who may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Holders and/or the purchasers of warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Holders and any broker-dealers that act in connection with the sale of the warrants might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Holder against certain liabilities, including liabilities arising under the Securities Act. The Selling Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants against certain liabilities, including liabilities arising under the Securities Act.

    Because Selling Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Holders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Selling Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling Holders also may resell all or a portion of the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

    When a Selling Holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

    - the name of each Selling Holder and of the participating broker-dealer(s),

    - the amount of warrants involved,

    - the price at which the warrants were sold,

    - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

    - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - other facts material to the transaction.

                                SELLING HOLDERS

    On the date of this prospectus, Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation, each owned warrants to purchase 700,000 shares of common stock. Each of the Selling Holders received their warrants from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999. The Selling Holders also each received subordinated debt securities. The warrants were sold to the Selling Holders in a private transaction, exempt from the registration requirements under the Securities Act. We agreed with the Selling Holders to file a registration statement to register the warrants. Because each Selling Holder may offer all, some or none of the warrants they own, and because the offering contemplated by this offering may not be underwritten, no estimate can be given as to the amount of warrants that will be held by each Selling Holder upon or prior to termination of this offering. The sole relationship that each Selling Holder has had with us within the past three years is through its ownership of the warrants and other subordinated debt securities.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP will pass on legal matters relating to this offering for us. Any underwriters will be advised about other issues relating to any offering of the warrants by their own legal counsel.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our transition report of Form 10-K for the transition period from January 1, 1998 to December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    PricewaterhouseCoopers LLP, independent auditors, have audited the financial statements included in our Current Report on Form 8-K, event date June 18, 1999, as amended, with respect to the acquisition of MARC Analysis Research Corporation, as set forth in their report, which is incorporated by reference in this prospectus. These financial statements are incorporated by reference in reliance on PricewaterhouseCoopers, LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of estimated expenses in connection with the offering described in this Registration Statement:

SEC registration fee.......................................  $ 3,892
Printing expenses..........................................  $ 5,000
Accounting fees and expenses...............................  $ 5,000
Legal fees and expenses....................................  $20,000
Blue Sky fees and expenses (including legal fees)..........  $ 3,000
Transfer Agent's fees and expenses.........................       --
Miscellaneous expenses.....................................  $ 3,108

Total......................................................  $40,000
                                                             -------

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he has actually and reasonably incurred.

    Our Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law.

    In that regard, our Bylaws provide that we shall indemnify any person who is or was a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to the person under applicable law, the Bylaws or any agreement with us) reasonably incurred or suffered by the person in connection with the proceeding. The right to indemnification includes the right that we pay the expenses incurred in defending any proceeding in advance of its final disposition; PROVIDED, HOWEVER, that if the Delaware General Corporation Law so requires, the payment of the expenses incurred by a director or officer (in his or her capacity as a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. We may, by action of the Board, provide indemnification to our employees and agents with the same scope and effect as the indemnification of directors and officers.

    We have in effect insurance policies covering all of our directors and officers in certain instances where by law we may not indemnify them.

ITEM 16.    EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         3.1            Certificate of Incorporation, as amended (filed as Exhibit
                        3.1 to our report on Form 10-Q filed on August 16, 1999, and incorporated herein by reference).

         3.2            Restated Bylaws (filed as Exhibit 3.2 to our report on Form
                        10-K filed for the fiscal year ended January 31, 1996, and incorporated herein by reference).

         4.1            Warrant Agreement, dated as of June 18, 1999.

         4.2 Appointment of ChaseMellon Shareholder Services, L.L.C. as warrant agent.

         4.3            Form of Warrant.

         4.4            Rights Agreement dated as of October 5, 1998 between us and
                        ChaseMellon Shareholder Services, L.L.C., as Rights Agent
                        (filed as Exhibit 2.1 to our Registration Statement on
                        Form 8-A filed October 13, 1998 and incorporated herein by reference.

         5.1 Opinion of O'Melveny & Myers LLP regarding legality of the warrants.

         8.1 Opinion of O'Melveny & Myers LLP regarding certain tax matters.

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of PricewaterhouseCoopers LLP.

        23.3 Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

        24.1            Power of Attorney (included on page II-5).

ITEM 17.    UNDERTAKINGS

A.  UNDERTAKING PURSUANT TO RULE 415.

    We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. UNDERTAKINGS REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section
13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.  UNDERTAKING REGARDING RULE 430A UNDER THE SECURITIES ACT.

    We hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 15, 1999.

                                                       MSC.SOFTWARE CORPORATION

                                                       By:  /s/ FRANK PERNA, JR.
                                                            -----------------------------------------
                                                            Frank Perna, Jr.
                                                            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                            OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of MSC.Software Corporation, and each of us, constitute and appoint Frank Perna, Jr. and Louis A. Greco and each or either of them, as our true and lawful attorney-in-fact and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
/s/ FRANK PERNA, JR.
-------------------------------------------            Chairman of the Board and     October 15, 1999
Frank Perna, Jr.                                         Chief Executive Officer

/s/ LOUIS A. GRECO                                     Chief Financial Officer
-------------------------------------------              (Principal Financial and    October 15, 1999
Louis A. Greco                                           Accounting Officer)

-------------------------------------------                     Director
Larry S. Barels

/s/ DONALD GLICKMAN
-------------------------------------------                     Director             October 15, 1999
Donald Glickman

/s/ WILLIAM F. GRUN
-------------------------------------------                     Director             October 15, 1999
William F. Grun

/s/ GEORGE N. RIORDAN
-------------------------------------------                     Director             October 15, 1999
George N. Riordan

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         3.1            Certificate of Incorporation, as amended (filed as Exhibit
                        3.1 to our report on Form 10-Q filed on August 16, 1999, and incorporated herein by reference).

         3.2            Restated Bylaws (filed as Exhibit 3.2 to our report on Form
                        10-K filed for the fiscal year ended January 31, 1996, and incorporated herein by reference).

         4.1            Warrant Agreement, dated as of June 18, 1999.

         4.2 Appointment of ChaseMellon Shareholder Services, L.L.C. as warrant agent.

         4.3            Form of Warrant.

         4.4            Rights Agreement dated as of October 5, 1998 between us and
                        ChaseMellon Shareholder Services, L.L.C., as Rights Agent
                        (filed as Exhibit 2.1 to our Registration Statement on
                        Form 8-A filed October 13, 1998 and incorporated herein by reference.

         5.1 Opinion of O'Melveny & Myers LLP regarding legality of the warrants.

         8.1 Opinion of O'Melveny & Myers LLP regarding certain tax matters.

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of PricewaterhouseCoopers LLP.

        23.3 Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

        24.1            Power of Attorney (included on page II-5).